Exhibit 99.1

Nutriband and Kindeva formalize exclusive product development partnership and long-term commitment based on shared development costs in exchange for milestone payments

Nutriband is partnering with Kindeva Drug Delivery to develop Aversa™ Fentanyl which combines Nutriband’s Aversa™ abuse-deterrent technology with Kindeva’s FDA-approved fentanyl patch.

ORLANDO, Fla., Feb. 13, 2025 (GLOBE NEWSWIRE) -- Nutriband Inc. (NASDAQ:NTRB)(NASDAQ:NTRBW), a company engaged in the development of prescription transdermal pharmaceutical products, today announced that it has signed an addendum to the Commercial Development and Clinical Supply Agreement for its lead product, Aversa™ Fentanyl, that it has in place with its partner, Kindeva Drug Delivery, a leading global contract development and manufacturing organization (CDMO) focused on drug-device combination products.

Nutriband and Kindeva have revised their agreement to formalize their exclusive product development partnership and long-term commitment based on shared development costs in exchange for milestone payments.

Nutriband’s AVERSA™ abuse-deterrent technology can be utilized to incorporate aversive agents into transdermal patches to prevent the abuse, diversion, misuse, and accidental exposure of drugs with abuse potential including opioids and stimulants.

Nutriband’s abuse-deterrent transdermal technology consists of a proprietary aversive agent coating that employs taste aversion to deter the oral abuse of and accidental exposure to transdermal opioid and stimulant patch products.

The AVERSA™ abuse deterrent technology is protected by a broad international intellectual property portfolio with patents issued in 46 countries including the United States, Europe, Japan, Korea, Russia, China, Canada, Mexico, and Australia.

AVERSA Fentanyl has the potential to be the world’s first abuse-deterrent opioid patch designed to deter the abuse and misuse and reduce the risk of accidental exposure of transdermal fentanyl patches. AVERSA Fentanyl has the potential to reach peak annual US sales of $80 million to $200 million.1

About AVERSA™ Abuse-Deterrent Transdermal Technology

Nutriband's AVERSA™ abuse-deterrent transdermal technology incorporates aversive agents into transdermal patches to prevent the abuse, diversion, misuse, and accidental exposure of drugs with abuse potential. The AVERSA™ abuse-deterrent technology has the potential to improve the safety profile of transdermal drugs susceptible to abuse, such as fentanyl, while making sure that these drugs remain accessible to those patients who really need them. The technology is covered by a broad intellectual property portfolio with patents granted in the United States, Europe, Japan, Korea, Russia, China, Canada, Mexico, and Australia.

[1]	Health Advances Aversa Fentanyl market analysis report 2022